Exhibit 21.1

List of Subsidiaries of TOTVS S.A. as of June 30, 2020

	Direct Ownership	Jurisdiction of Incorporation
1.	Soluções em Software e Serviços TTS Ltda.	Brazil
2.	TOTVS Tecnologia em Software de Gestão Ltda	Brazil
3.	TOTVS Hospitality Ltda.	Brazil
4.	VT Comércio Digital S.A.	Brazil
5.	TOTVS Argentina S.A.	Argentina
6.	Datasul Argentina S.A.	Argentina
7.	TOTVS México S.A.	Mexico
8.	Datasul S.A. de CV.	Mexico
9.	TOTVS Corporation	British Virgin Islands
10.	TOTVS Incorporation	EUA
11.	Neolog Consultoria e Sistemas S.A.	Brazil
12.	TOTVS Large Enterprise Tecnologia S.A.	Brazil
13.	TFS Soluções em software Ltda.	Brazil
14.	TOTVS Serviços de Desenvolvimento e Consultoria em Tecnologia da Informação Ltda.	Brazil

Indirect Ownership
15.	DTS Consulting Partner, SA de CV	Mexico
16.	TOTVS Reservas Ltda.	Brazil
17.	Bematech Ásia Co.Ltd.	Tawan
18.	Bematech Argentina S.A.	Argentina
19.	CMNet Participações S.A.	Brazil
20.	CM Soluciones – Argentina	Argentina
21.	TOTVS Hopitality Technology Portugal, Lda (formerly CMDIR - Soluções Informática, Lda – Portugal	Portugal
22.	CM Soluciones – Chile	Chile
23.	CMNet España	Spain
24.	RJ Participações S.A.	Brazil
25.	R.J. Consultores en Sistemas de Información S.C.	Mexico
26.	R.J. Consultores e Informática Ltda.	Brazil
27.	Consinco S.A.	Brazil
28.	Weath Systems Informática Ltda.	Brazil
29.	Supplier Investimentos Ltda.	Brazil
30.	Supplier Participações S.A.	Brazil
31.	Supplier Participações S.A.	Brazil
32.	Supplier Administradora de Cartão de Cartão de Crédito S.A.	Brazil
33.	TOTVS Hospitality Ltda.	Brazil
34.	National Computer Corporation	Russia
35.	Cartão de compra Supplier Fundo de Investimento em Direitos Creditórios	Brazil